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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): July 1, 2000
                                                          ------------



                             INDYMAC BANCORP, INC.
              (formerly known as IndyMac Mortgage Holdings, Inc.)
              ---------------------------------------------------
            (Exact name of registrant as specified in its charter)


          Delaware               1-08972             95-3983415
       ---------------         ------------     -------------------
       (State or other         (Commission         (IRS Employer
       jurisdiction of         File Number)     Identification No.)
       incorporation)


              155 North Lake Avenue, Pasadena, California  91101
          -----------------------------------------------------------
         (Address, including zip code, of principal executive office)

                                (800) 669-2300
          -----------------------------------------------------------
             (Registrant's telephone number, including area code)
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Item 5.   Other Events.
------    ------------

          On July 1, 2000, IndyMac Mortgage Holdings, Inc. acquired SGV Bancorp, Inc. ("SGV"), by means of the merger of IndyMac Merger Subsidiary, Inc., a newly-formed wholly-owned subsidiary of IndyMac Mortgage Holdings, Inc. ("Merger Sub") with and into SGV (the "Merger"). The Merger was consummated pursuant to the terms of the Amended and Restated Agreement and Plan of Merger by and between SGV and IndyMac Mortgage Holdings, Inc., dated as of July 12, 1999, and amended and restated as of October 25, 1999. In connection with the Merger, IndyMac Mortgage Holdings, Inc. changed its name to IndyMac Bancorp, Inc. ("IndyMac"). As a result of the Merger, SGV's thrift subsidiary, First Federal Savings and Loan Association of San Gabriel Valley, became a wholly-owned second-tier subsidiary of IndyMac and changed its name to IndyMac Bank, F.S.B. ("IndyMac Bank").

          IndyMac is a Delaware corporation located in Pasadena, California. As of March 31, 2000, IndyMac had total assets of $4.4 billion and stockholders' equity of $855 million. At the effective time of the Merger, SGV had total assets of approximately $490 million, total deposits of approximately $355 million, and stockholders' equity of approximately $35 million, and operated nine branches in Southern California. At the effective time of the Merger, the directors and officers of SGV were replaced by designees of IndyMac. The directors and officers of IndyMac continue to serve in their present capacities.

          Upon consummation of the Merger, each share of SGV common stock (with certain exclusions) issued and outstanding at the effective time of the Merger was converted into and exchanged for the right to receive a cash payment in the amount of $25.00, without interest (the "Per Share Purchase Price"). In addition, at the effective time of the Merger, all rights with respect to SGV common stock, pursuant to stock options or stock appreciation rights granted by SGV under the existing stock-based equity compensation plans of SGV, which were outstanding at the effective time of the Merger, whether or not exercisable, were cancelled in exchange for an amount in cash equal to the difference (if positive) between the Per Share Purchase Price and the exercise price for each share of SGV common stock to which the option relates. The total amount of cash consideration IndyMac paid to the SGV stockholders in connection with the Merger was approximately $59.5 million.

          Immediately following the Merger, IndyMac, Inc., a Delaware corporation and a wholly-owned subsidiary of IndyMac was merged with and into SGV and in connection with that merger, SGV changed its name to IndyMac Intermediate Holdings, Inc. ("Intermediate"). In addition, IndyMac has transferred certain of its assets and liabilities to Intermediate and Intermediate has further transferred these assets and liabilities, together with certain other assets and liabilities, to IndyMac Bank. Pending completion of the required notice period with the Federal Deposit Insurance Corporation, IndyMac will complete its reorganization by contributing the stock of all of its subsidiaries, excluding Intermediate, to Intermediate. Intermediate will further contribute the stock of these entities and the stock of the subsidiaries of Intermediate, excluding IndyMac Bank, to IndyMac Bank. As a result of this

                                      -2-
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reorganization, the bulk of the assets and liabilities of IndyMac will be held by IndyMac Bank.


          A copy of the press release of IndyMac announcing the completion of the Merger is filed as Exhibit 99.1 to this report, and such materials are incorporated herein by reference.

                                      -3-
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                                   SIGNATURE
                                   ---------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   INDYMAC BANCORP, INC.
                                       (Registrant) (formerly known
                                        as IndyMac Mortgage Holdings, Inc.)



                                   By: /s/ Richard L. Sommers
                                       -------------------------------
                                       Richard  L. Sommers
                                       Executive Vice President and
                                       General Counsel


Date:  July 5, 2000

                                      -4-
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                               INDEX TO EXHIBITS
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                                                       Sequential
 Exhibit                                               Page No.
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  99.1    Press Release.........................